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EXHIBIT 2.2

                               AMENDMENT AGREEMENT


         THIS AMENDMENT AGREEMENT (this "Agreement") is made and entered into this effective as of this 28th day of July, 2003, by and between RJL Marketing Services Inc., a Delaware corporation ("Corporation"), and Michael W. Trudnak ("Employee").

                                   WITNESETH:

         WHEREAS, effective January 1, 2003, Corporation and Employee entered into an Employment Agreement (the "Employment Agreement") pursuant to which the Employee was employed by the Corporation; and

         WHEREAS, the parties now desire to amend the Employment Agreement to provide for the grant of shares of restricted common stock, $.001 par value per share, of Guardian Technologies International, Inc., a Delaware corporation, of which RJL is a wholly-owned subsidiary, as additional compensation to Employee thereunder.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

         1.       The Employment Agreement is hereby amended by adding a new
                  Section 3.6 on page 5 of the Employment Agreement as follows:

                           3.6 RESTRICTED STOCK GRANT. As additional compensation for the Employee's services hereunder, the Corporation hereby agrees to arrange for the issuance to the Employee of an aggregate of 400,000 shares (the "Shares") of restricted common stock, $.001 par value per share, of Guardian Technologies International, Inc. ("Guardian"). All of such Shares shall be vested upon the date of the grant and issuance of the Shares. The grant and issuance of the Shares is subject to the foregoing conditions: (i) the authorization and approval of the Board of Directors of Guardian or any compensation committee thereof (as applicable as of the time of such authorization and approval); (ii) the execution of an agreement setting forth certain investment representations and warranties of Employee to assure the availability of an exemption from the registration requirements under the Securities Act of 1933, as amended (the "Securities Act"); and (iii) compliance with such requirements of the Securities


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                           Act and applicable state securities law or regulation
                           as Guardian deems necessary or appropriate. The Employee understands that the Shares are being acquired by him for his own account as an investment and not with a present view to distribution or resale (unless counsel for Guardian is then of the opinion that such representation is not required under the Securities Act or applicable law, regulation or rule of any governmental agency) and the certificates representing the Shares shall bear a legend to such effect. The Employee understands and acknowledges that Guardian shall have no obligation to register the Shares under the Securities Act and applicable state securities laws

         2. This Agreement, and the rights and obligations hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of law provisions of such state.

         3. All other provisions of the Employment Agreement not in conflict with this Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

CORPORATION:                            RJL MARKETING SERVICES INC.

                                        By: /S/ ROBERT A. DISHAW
                                            -----------------------------
                                        Its: PRESIDENT

EMPLOYEE:                               MICHAEL W. TRUDNAK

                                        Signed: /S/ MICHAEL W. TRUDNAK
                                                -------------------------


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